EXHIBIT 10.6

CORNERSTONE OVERSEAS INVESTMENTS, LIMITED

April 30, 2003

Mr. Henry Hu
Room 1007, Tower 2, Harbour Centre
8 Hok Cheng Street
Hung Hom
Kowloon
Hong Kong

Dear Henry:

     We are pleased to offer you the position of executive director with Cornerstone Overseas Investments, Limited (the “Company”). Should you agree with the terms and conditions of our offer as set out herein, please confirm your acceptance of the same by signing on a copy of this letter and returning the same to us.

1.	Position and Duties

Service with Company. You will be employed by the Company as executive director, and you will perform such reasonable employment duties as the Company shall assign to you from time to time, including acting as an officer or director of the Company’s affiliated companies as requested by the Company. You will report to Jeff Hsieh.

Performance of Duties. You agree to serve the Company faithfully and to the best of your ability. You hereby confirm that you are under no contractual commitments inconsistent with your obligations set forth in this Agreement.

During the term of your employment with the Company, you may continue to operate your existing consulting business, in a manner that does not interfere with the performance of your obligations under this Agreement. Except for with respect to your existing consulting business, and except as otherwise contemplated in this letter or as may be approved by the Company, you will not render or perform services for any other corporation, firm, entity or person, engagement or assignment that is directly or indirectly in competition with the Company. While you remain employed by the Company, you may participate in reasonable charitable activities and personal investment activities so long as such activities do not interfere with the performance of your obligations under this Agreement.

Location of Work. You will perform your duties at our offices or elsewhere within or outside of Hong Kong as required from time to time. Your duties may include substantial travel outside of Hong Kong.

Other rules and regulations. You will abide by the Company’s policies, rules and regulations (as may be established or amended from time to time at our sole and absolute discretion) which we may inform you of from time to time in such manner as we may decide in our sole and absolute discretion as appropriate, including but not limited to circulars, electronic mails, memorandums, staff manuals and the Company’s intranet. You will also abide by all applicable governmental laws, rules and regulations.

2.	Commencement and Duration

Your employment with the Company will commence on May 1, 2003 (the “Commencement Date”). This Agreement is deemed to commence on the Commencement Date and will continue until terminated in accordance with Section 5 of this letter.

3.	Remuneration

Salary. You will be paid a salary of US$250,000 per year payable monthly in accordance with the Company’s normal payroll procedures and policies.

Expenses. The Company will pay or reimburse you for reasonable and necessary out-of-pocket business expenses incurred by you in the performance of your duties under this Agreement, subject to the Company’s normal policies for submitting expense receipts for verification.

Share Grant. On the Commencement Date, the Company will issue to you, without charge, shares of the Company with an aggregate value on the Commencement date of US$1,000,000, as determined by the recently completed valuation of the Company (the “Valuation”). You agree that for three years from the date of grant, you will not, without consent of the Company, sell or otherwise transfer the shares; provided, however, that the foregoing restriction on sale or transfer of the Shares will only apply for so long as you are employed by the Company or by Grand Toys International, Inc. as described in Section 4.

Option Grant. On the Commencement Date the Company will grant you an option to acquire that number of shares in the Company with a value on the Commencement Date of US$2,000,000, as determined by the Valuation. Such option shall be fully vested on the date of grant and shall be exercisable one year from the date of grant. The option will expire ten years from the date of grant. The exercise price per share will be the per share value of the Company on the date of grant as determined by the Valuation. The option shall not be assignable or transferable. You agree that for three years from the date of exercise, you will not, without consent of the Company, sell or otherwise transfer the shares obtained upon exercise of the option; provided, however, that the foregoing restriction on sale or transfer of the Shares will only apply for so long as you are employed by the Company or by Grand Toys International, Inc. as described in Section 4.

Right of First Refusal. You agree that you will not sell, transfer or otherwise dispose of any shares of capital stock of the Company (“Shares”), without permitting Jeff Hsieh or the Company the opportunity to acquire all or a portion of such Shares. You will give Jeff Hsieh and the Company reasonable notice of your intention to sell, transfer or otherwise dispose of the Shares and will offer Jeff Hsieh and the Company the opportunity to acquire the Shares at a mutually agreed price which shall be determined using the methodology used in the Valuation.

4.	Grand Toys International, Inc.

As you are aware, the Company is currently in discussions with Grand Toys International, Inc. (“Grand”) concerning a series of transactions whereby the Company would become a significant shareholder in Grand (the “Transactions”) it is the Company’s intention that you should become chairman of the board of Grand upon completion of the Transactions. You agree that if requested by the Company, you will serve in this capacity. You shall not be entitled to any additional compensation from the Company for serving as a director of Grand, but shall be entitled to compensation from Grand for serving as chairman, pursuant to its policies regarding director compensation.

It is also contemplated that you will become chief executive officer of Grand upon completion of the Transaction. It is the intention of Cornerstone that the following terms and conditions would apply to your employment as chief executive officer of Grand:

•	You would receive a salary of US$250,000 per year;

•	You would participate in heath insurance, life insurance, pension plans and other benefits that are offered to executive officers of Grand; and

•	You would be entitled to share grants and option grants as may be approved by the board of directors of Grand or its compensation committee in accordance with Grand’s policies. The Company contemplates that you would receive a grant of 373,440 shares of Grand and an option to acquire an additional 500,000 shares of Grand. The option would be fully vested and would be exercisable one year from the date of Grant.

You understand that Cornerstone is not able to promise you any specific terms and conditions of employment with Grand or that you will become the chief executive officer of Grand. Cornerstone will, however, use good faith efforts to persuade the board of directors of Grand to offer you employment as chief executive officer of Grand upon the terms set forth above or on substantially equivalent terms.

The Company anticipates that it may, upon your appointment as chief executive officer of Grand, enter into a consulting arrangement with you in lieu of this employment agreement, subject to consent of Grand to such arrangement. It is contemplated that should your salary and stock-based compensation as chief executive officer of Grand be less than contemplated by the Company above or its substantial equivalent, Cornerstone would, under such consulting agreement, compensate you for consulting work in cash and shares of Grand in quantities sufficient to make up the difference.

If, despite your best efforts, you are not appointed chairman and chief executive officer of Grand within a reasonable period of time after closing of the Transactions, the Company will assign to you 373,440 shares of Grand held by the Company and shall grant you an option to acquire an additional 500,000 shares of Grand held by the Company. Such option will be fully vested and shall be exercisable beginning one year after the date of grant. The exercise price shall be the fair market value on the date of grant.

5.	Termination

This agreement will automatically terminate in the event that you become the chief executive officer of Grand. In such event, the Company may enter into a consulting agreement with you, upon mutually agreeable terms, subject to the consent of Grand to such arrangement.

Either party may terminate this contract of employment by giving the other three (3) months’ notice in writing or by agreeing to make a payment of wages in lieu of the notice entitlement.

Notwithstanding the aforementioned, we may dismiss you without notice or payment in lieu thereof pursuant to Section (9) of the Ordinance if you (a) willfully disobey our lawful and reasonable order; or (b) conduct yourself in such a manner to be inconsistent with an employee’s due and faithful discharge of its duties; or (c) you have acted fraudulently or dishonestly; or (d) you habitually neglect your duties; (e) you engage in gross or willful misconduct; (e) you are convicted of a serious crime; (f) you violate the terms of this employment agreement; (g) you engage in conduct that may be damaging to or reflect poorly upon the Company or its affiliates, including Grand; or (h) any other grounds on which an employer would be entitled to terminate an employment contract without notice at Common Law (collectively, “for cause”).

On termination of your employment you shall immediately return to the Company, in accordance with any instructions which may be given to you, all items of property belonging to the Company in your possession or under your control including customer lists, sales records, technical information and data, specifications, software manuals, correspondence, notes, reports, papers and other documents (together with any summaries, extracts or copies thereof), Company car, keys, credit cards, passes and tools. You must, if so required by the

Company, confirm in writing that you have complied with your obligations under this provision.

6.	Non-Competition

You agree that during the term of this Agreement or any extension thereof, and for a period of one year after the termination of this Agreement, that you will not, without the Company’s prior written consent: (a) compete with the business activities of the Company or its affiliates as they currently are as of the date of this agreement and also as they may be on the date of termination or accept employment with a competitor of the Company or its affiliates; (b) solicit any person, firm, or entity who, at any time during a one-year period preceding the termination of this Agreement, was a customer, vendor, supplier, distributor, consultant, agent, manufacturer or other business contact of the Company or its affiliates, with the sole exception that you may conduct business (provided you do not breach any other term or provision of this Agreement) with any entity who was previously known to or associated with you; or (c) solicit to leave or hire other individuals who were employees of the Company or its affiliates on the date you left the Company.

You agree that the limitations set forth above are reasonable in time and geographic scope and, if any provision hereof is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect and that this Agreement shall be enforced to the broadest possible extent. In particular, you agree that if any court of competent jurisdiction or arbitration panel shall determine that the duration or geographical limit of the foregoing non-competition covenant is invalid or unenforceable, it is the intention of you and of the Company that it shall not be terminated thereby but shall be deemed to have been amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the jurisdiction of the court making such adjudication.

7.	Confidential Information

Except in the proper performance of your duties, you will not either during your employment or at any time afterwards use or communicate to any person, and during your employment you will use your best endeavours to prevent the disclosure of, any information of a confidential nature concerning the business of the Company or of any person having dealings with it and which comes to your knowledge during the course of your employment, unless an officer of the Company expressly authorises in writing such disclosure or use.

By way of illustration but not limitation, confidential information includes inventions, discoveries, developments and improvements, know-how, techniques, designs, processes, formulae and data, plans for research, development, new products, marketing, and selling, information regarding business plans and budgets, unpublished financial statements, licenses, prices and costs, and information concerning suppliers and customers that has not been publicly displayed.

8.	Governing Law

Your employment with the Company shall be governed by and construed in accordance with the laws of the Special Administrative Region of Hong Kong of the People’s Republic of China and the parties hereby submit to the Hong Kong courts or Labour Tribunal in respect of any dispute or matter arising out of or in connection with this employment agreement.

9.	Personal Data

You unconditionally and irrevocably consent to the Company’s disclosure and/or transfer of any personal data collected from you.

10.	Miscellaneous

This offer shall be in substitution for any subsisting agreement or arrangement (oral or otherwise) which we may have with you which shall be deemed to have been terminated by mutual consent as from the Commencement Date.

The expiration or termination of the employment with us howsoever arising shall not operate to affect such of the provisions in this letter which are expressed to operate or have effect thereafter.

In the event of any variation of the remuneration payable to you pursuant to the terms of this letter being made by our mutual consent such variation shall not constitute a new offer but (subject to any express mutual agreement to the contrary) your employment with us hereunder shall continue subject in all respects to the terms and conditions as set out herein with such variation as aforementioned.

Should any provision of this letter and the terms and conditions set out herein be found by any court of competent jurisdiction to be invalid or unenforceable for any reason, the invalidity of such provision shall not affect the other provisions of this letter and all provisions not affected by such invalidity shall remain in full force and effect. Notwithstanding the aforementioned, if a provision is held to be invalid because of its extent (in terms of time, geographical coverage and otherwise) such term shall be reduced in scope to ensure its validity and shall be read and continue to form part of the terms and conditions herein as if the original extent had been reduced.

Any delay by us in exercising our rights under this letter shall not constitute a waiver of any of our rights hereunder.

Sincerely,
/s/ Jeff Hsieh

Jeff Hsieh

I hereby accept the terms of the offer
as set out above in this letter and
agree to be bound by such terms and
conditions as set out herein.

/s/ Henry Hu

Date: